Exhibit 99.1

Power Solutions International Announces Settlements with the USAO and SEC to Resolve Previously Disclosed Investigations

Company is committed to the full remediation of its internal controls and the enhancement of its corporate compliance program

WOOD DALE, Ill., September 24, 2020 — Power Solutions International, Inc. (“the Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced that it has entered into agreements with the United States Attorney’s Office for the Northern District of Illinois (the “USAO”) and the United States Securities and Exchange Commission (the “SEC”) to resolve these agencies’ previously disclosed investigations into the Company’s past revenue recognition practices. The conduct under investigation involved individuals no longer employed by the Company and ended more than three years ago. As part of this resolution, the Company will make a payment of $1.7 million as a civil penalty to the SEC. In addition, the Company entered into a Non-Prosecution Agreement (the “NPA”) with the USAO, which contains no further monetary penalty and provides that the USAO will not charge the Company with a crime, provided that the Company complies with the provisions of the NPA. With these agreements, the investigations into the Company on behalf of the USAO and SEC have concluded.

Management Comments

John Miller, chief executive officer, commented, “We are pleased to resolve these matters and to fully focus on our mission of solving the power challenges of global OEMs.”

Miller added, “When the Company became aware of certain allegations on this issue in 2016, our Audit Committee engaged outside legal counsel to conduct an independent investigation. The Company cooperated extensively with the government’s investigations and has engaged in substantial remedial measures to address the conduct uncovered in those investigations, including, among other things, the retention of a new leadership team and the ongoing overhaul and enhancement of internal controls and operational systems to improve the reliability of financial reporting.”

Under the settled administrative order with the SEC, the Company, among other undertakings, is committed to remediate by April 30, 2021 the deficiencies in its internal control over financial reporting that constituted material weaknesses identified in its Form 10-K filed May 16, 2019, unless an extension is provided by the SEC. The Company is similarly committed to continuing to enhance its corporate compliance program pursuant to the NPA with the USAO. The Company will continue to cooperate with both agencies pursuant to the settlements.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; the Company’s obligations to indemnify the past and present directors and officers and certain current and former employees with respect to the investigations being conducted by the SEC, and the criminal division of the USAO, which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; any delays and challenges in recruiting key employees consistent with the Company’s plans; the impact the coronavirus pandemic could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s common stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com